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FOR IMMEDIATE RELEASE
August 27, 1999

         Morgantown, WV - As reported in its recent Form 10-Q, Anker Coal Group, Inc. (the "Company") has been seeking $3 million of short-term funding for its operations pending completion of a planned restructuring of its senior notes and infusion of additional capital as described in its Form 10-Q. The Company announced today that it has entered into an amendment to the Foothill loan agreement. Under the amendment, Foothill and the other lenders have agreed to provide the Company with up to $3.25 million of additional liquidity, $2 million of which must be repaid on or before November 2, 1999. This supplemental liquidity will provide the Company with additional time to seek to implement the planned restructuring. As part of the amendment, the Company acknowledged the existence of certain Events of Default, including its inability in the absence of the planned restructuring to certify that it can pay all of its debts as they come due. Although Foothill and the other lenders were unwilling to formally waive the Events of Default, the Company does not believe that they will take any action on the Events of Default at this time.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including the Company's ability to implement its business plan, the availability of liquidity and capital resources, the effects of the transition to contract mining, the ability to achieve anticipated cost savings, securing new mining permits, unforeseen adverse geologic conditions, successful completion of the planned restructuring and receipt of additional capital, and other factors identified in the Company's filings with the SEC. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the control of the Company.